Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

(As approved by the Aethlon Medical, Inc Board of Directors on February 6, 2020)

THIS CODE APPLIES TO EVERY DIRECTOR, OFFICER (INCLUDING THE CHIEF EXECUTIVE OFFICER, PRESIDENT AND CHIEF FINANCIAL OFFICER), AND EMPLOYEE OF AETHLON MEDICAL, INC. (THE “COMPANY”).

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, the Board of Directors of the Company (the “Board”) has established and adopted this Code of Business Conduct and Ethics (this “Code”). The Company is committed to maintaining the highest standards of business conduct and ethics.

We expect every employee, officer and director to read and understand this Code and its application to the performance of his or her business responsibilities. By working at the Company, you agree to comply with the Code, and to revisit and review it regularly, and whenever we notify you of any material updates. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action.

This Code strives to deter wrongdoing and promote the following six objectives:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate, timely and transparent disclosure;

•	compliance with applicable government and self-regulatory organization laws, rules and regulations;

•	prompt internal reporting of Code violations; and

•	accountability for compliance with the Code.

Below, we discuss situations that require application of our fundamental principles and promotion of our objectives. If you believe there is a conflict between this Code and a specific procedure, please consult the Company’s Board for guidance.

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Each of our directors, officers and employees is expected to:

•	understand the requirements of your position, including Company expectations and governmental rules and regulations that apply to your position;

•	comply with this Code and all applicable laws, rules and regulations;

•	report any violation of this Code of which you become aware; and

•	be accountable for complying with this Code.

Supervisors are expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of the Company. Nothing in this Code alters the at-will employment policy of the Company.

This Code cannot possibly describe every practice or principle related to honest and ethical conduct. This Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. From time to time we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in this Code.

You should not hesitate to ask questions about whether any conduct may violate this Code, voice concerns or clarify gray areas. In addition, you should be alert to possible violations of this Code by others and report suspected violations, without fear of any form of retaliation. Violations of this Code will not be tolerated. Any director, officer, or employee who violates the standards in this Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, officer, or director, may range from a warning or reprimand up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

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ADMINISTRATOR of the Code	1
ACCOUNTING POLICIES; MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS AND FINANCIAL INTEGRITY	1
AMENDMENTS AND MODIFICATIONS OF THIS CODE	1
ANTI-BOYCOTT AND U.S. SANCTIONS LAWS	1
ANTITRUST AND FAIR COMPETITION LAWS	2
BRIBERY	3
COMPLIANCE WITH LAWS, RULES AND REGULATIONS	3
COMPUTER AND INFORMATION SYSTEMS	3
CONFIDENTIAL INFORMATION BELONGING TO OTHERS AND FAIR DEALING	4
CONFIDENTIAL AND PROPRIETARY INFORMATION	4
CONFLICTS OF INTEREST	6
CORPORATE OPPORTUNITIES AND USE AND PROTECTION OF COMPANY ASSETS	8
DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE	9
DISCLOSURE POLICIES AND CONTROLS	9
ENVIRONMENTAL COMPLIANCE; HEALTH AND SAFETY	10
FILING OF GOVERNMENT REPORTS	10
FOREIGN CORRUPT PRACTICES ACT	10
GIFTS AND ENTERTAINMENT	10
INSIDER TRADING OR TIPPING	11
INTELLECTUAL PROPERTY: PATENTS, COPYRIGHTS AND TRADEMARKS	12
INTERNATIONAL BUSINESS LAWS	12
INVESTOR RELATIONS AND PUBLIC AFFAIRS	13
POLITICAL CONTRIBUTIONS	13
PROHIBITED SUBSTANCES	14
RECORD RETENTION	14
REPORTING VIOLATIONS OF THIS CODE	14
WAIVERS	16
CONCLUSION	16

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ADMINISTRATOR OF THE CODE

All matters concerning this Code shall be heard by the Board.

ACCOUNTING POLICIES; MAINTENANCE OF CORPORATE BOOKS, RECORDS, DOCUMENTS AND ACCOUNTS AND FINANCIAL INTEGRITY

The Company will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the Company’s transactions.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as to punishment, up to and including termination of employment.

No director, officer or employee of the Company may directly or indirectly make or cause to be made a materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading, in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Securities and Exchange Commission (“SEC”).

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer, or the Audit Committee.

AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification to this Code except upon approval by the Board.

In case of any amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification shall be posted on the Company’s website within four business days of the Board vote or shall be otherwise disclosed as required by applicable law or the rules of any stock exchange or market on which the Company’s securities are listed for trading. Notice posted on the website shall remain there for a period of twelve months and shall be retained in the Company’s files for a period of five years, as required by law.

ANTI-BOYCOTT AND U.S. SANCTIONS LAWS

The Company must comply with anti-boycott laws of the United States, which prohibit it from participating in, and require us to report to the authorities any request to participate in, a boycott of a country or businesses within a country. If you receive such a request, report it to your immediate superior, our CEO, or to the Compliance Officer. We will also not engage in business with any government, entity, organization or individual where doing so is prohibited by applicable laws.

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ANTITRUST AND FAIR COMPETITION LAWS

The purpose of antitrust laws of the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection.

It is our policy to comply with all U.S. antitrust laws. This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company. You must understand and comply with the antitrust laws as they may bear upon your activities and decisions. Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for you and for the Company. Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to our CEO or the Compliance Officer, who may then direct you to our legal counsel. Any director, officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination.

Below are some scenarios that are prohibited and scenarios that could be prohibited for antitrust reasons. These scenarios are not an exhaustive list of all prohibited and possibly prohibited antitrust conduct.

•	Proposals or agreements or understanding, express or implied, formal or informal, written or oral, with any competitor regarding any aspect of competition between the Company and the competitor for sales to third parties;

•	Proposals or agreements or understandings with customers which restrict the price or other terms at which the customer may resell or lease any product to a third party; or

•	Proposals or agreements or understandings with suppliers which restrict the price or other terms at which the Company may resell or lease any product or service to a third party.

The following business arrangements could raise anti-competition or antitrust law issues. Before entering into them, you must consult with our CEO or the Compliance Officer, who may then direct you to our legal counsel:

•	Exclusive arrangements for the purchase or sale of products or services;

•	Bundling of goods and services; or

•	Agreements to add an employee of the Company to another entity’s board of Directors.

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BRIBERY

You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary (either inside or outside the United States) which is prohibited by law. Those paying a bribe may subject the Company and themselves to civil and criminal penalties. When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, it should be reported to your supervisor our CEO or the Compliance Officer immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed. In fact, we strive to comply not only with requirements of the law but also with recognized compliance practices, including standards related to ethical research and development procedures, and proper scientific conduct. Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code. Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor, our CEO or the Compliance Officer, who may then direct you to our legal counsel. We expect you to understand the legal and regulatory requirements applicable to your business units and areas of responsibility. While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation.

COMPUTER AND INFORMATION SYSTEMS

For business purposes, officers and employees may be provided with telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner. As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets. Officers and employees should not expect a right to privacy of their e-mail or Internet use. All e-mails or Internet use on Company equipment is subject to monitoring by the Company. The Company recognizes that personal devices may be used to access Company email, however, discretion should be used to prevent exposure of Company information to potential loss or intrusion. Additional policies and procedures regarding IT systems and related security issues may be developed and distributed separately. See “Corporate Opportunities and Use and Protection of Company Assets” for further discussion.

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CONFIDENTIAL INFORMATION BELONGING TO OTHERS AND FAIR DEALING

We strive to outperform our competition fairly and honestly through superior performance and not through unethical or illegal business practices. You therefore must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, just as we protect our own confidential information. This includes, but is not limited to partners, suppliers, contractors, competitors or customers. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer.

Certain restrictions about the information of others may place an unfair burden on the Company’s future business. For that reason, directors, officers and employees should coordinate with your supervisor or the CEO to ensure appropriate agreements are in place prior to receiving any confidential third-party information. In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company. Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted, if received via the Internet.

You are expected to deal fairly with our suppliers, employees and anyone else with whom you have contact in the course of performing your job. Be aware that the Federal Trade Commission Act provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the Federal Trade Commission Act to engage in deceptive, unfair or unethical practices, and to make misrepresentations in connection with sales activities.

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

CONFIDENTIAL AND PROPRIETARY INFORMATION

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible. Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed. Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all information from which the Company may derive an economic benefit, including, but not limited to, methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee). This can include, but is not limited to, information regarding the Company’s business, products, processes, and services. It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations, contents of the Company intranet and business methods or practices.

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The following are examples of information that is not considered confidential:

•	information that is in the public domain to the extent it is readily available;

•	information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or

•	information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding the Company or our business associates. The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage. You are responsible for safeguarding Company information and complying with established security controls and procedures. All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company. Confidential or proprietary information must be delivered to the Company by you on the termination of your association with us or at any other time we request.

You are expected to keep confidential information and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.

You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers, should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited, including on Internet forums, message boards, social media sites, “chat rooms” and other Internet discussion forums, regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Company, or in and around the Company’s facilities. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.

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CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of our operations. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company. We must strive to avoid conflicts of interest. We must each make decisions solely in the best interest of the Company. Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	whether the employee has access to confidential information;

•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on our business;

•	any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.

Here are some examples of conflicts of interest:

•	Family Members—Actions of family members may create a conflict of interest. For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported. For purposes of this Code “family members” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

•	Conducting our business transactions with your family member or a business in which you have a significant financial interest. Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest. Related-person transactions covered by our Related-Party Transactions Policy must be reviewed in accordance with such policy and will be publicly disclosed to the extent required by applicable laws and regulations.

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•	Exercising supervisory or other authority on behalf of the Company over a co-worker who is also a family member. The employee’s supervisor and/or the Compliance Officer will consult with our human resources department to assess the advisability of reassignment.

•	Gifts, entertainment, loans, or other favors—Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with, the Company, or from any person or entity in competition with us. Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards. However, you may accept gifts of a nominal value. Other than common business courtesies, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

•	Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services. Directors, officers and employees who use the Company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

•	Outside Employment— Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

o	reduces work efficiency;

o	interferes with your ability to act conscientiously in our best interest; or

o	requires you to utilize our proprietary or confidential procedures, plans or techniques.

•	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above under “Outside Employment”, persons evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information; and the employee’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

•	Taking personal advantage of corporate opportunities. See “Corporate Opportunities and Use and Protection of Company Assets” for further discussion of the issues involved in this type of conflict.

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You should report any actual or potential conflict of interest involving yourself or others of which you become aware to your supervisor or our CEO. Officers and directors should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Compliance Officer. Officers and directors must seek any authorizations and determinations from the Audit Committee of the Board (the “Audit Committee”) depending on the nature of the conflict of interest.

CORPORATE OPPORTUNITIES AND USE AND PROTECTION OF COMPANY ASSETS

You are prohibited from:

•	taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position (even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business);

•	using Company property, information or position for personal gain; or

•	competing with the Company.

You have a duty to the Company to advance its legitimate interests when the opportunity to do so arises and are expected to protect our assets and ensure their efficient use. Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization. Theft, carelessness and waste have a direct impact on our financial condition and results of operations. You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for customer entertainment.

Our property, such as office supplies, computer equipment, products, laboratory supplies, and office or laboratory space are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You may not, however, use our corporate name, any brand name or trademark owned or associated with the Company or any letterhead stationery for any personal purpose.

You may not, while acting on behalf of the Company or while using our computing or communications equipment or facilities, either:

•	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

•	commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited commercial email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

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If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

Unsolicited commercial email is regulated by law in a number of jurisdictions. If you intend to send unsolicited commercial email to persons outside of the Company, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Compliance Officer for approval.

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you. The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

DISCLOSURE POLICIES AND CONTROLS

The continuing excellence of the Company’s reputation depends upon our full and complete disclosure of important information about the Company that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the SEC must be transparent, accurate and timely. We must all work together to insure that reliable, truthful and accurate information is disclosed to the public. See “Accounting Policies; Maintenance of Corporate Books, Records, Documents and Accounts and Financial Integrity” for further discussion.

The Company must disclose to the SEC, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Company requires you to participate in the disclosure process, which is overseen by our CEO and CFO. The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by our CEO, CFO and, upon request, other employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.

ENVIRONMENTAL COMPLIANCE; HEALTH AND SAFETY

The Company is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment. It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations, and to conduct our business in an environmentally responsible way that minimizes environmental impacts. Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws.

We are committed to minimizing and, if practicable, eliminating the use of any substance or material that may cause environmental damage, reducing waste generation and disposing of all waste through safe and responsible methods, minimizing environmental risks by employing safe technologies and operating procedures, and being prepared to respond appropriately to accidents and emergencies.

Each employee is expected to comply with our policies, programs, standards and procedures.

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FILING OF GOVERNMENT REPORTS

Any reports or information provided, on our behalf, to federal, state, local or foreign governments should be true, complete and accurate. Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

FOREIGN CORRUPT PRACTICES ACT

The United States Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain, retain or direct business. Accordingly, corporate funds, property or anything of value may not be, directly or indirectly, offered or given by you or an agent acting on our behalf, to a foreign official, foreign political party or official thereof or any candidate for a foreign political office for the purpose of influencing any act or decision of such foreign person or inducing such person to use his influence or in order to assist in obtaining or retaining business for, or directing business to, any person.

You are also prohibited from offering or paying anything of value to any foreign person if it is known or there is a reason to know that all or part of such payment will be used for the above-described prohibited actions. This provision includes situations when intermediaries, such as affiliates, or agents, are used to channel payoffs to foreign officials.

GIFTS AND ENTERTAINMENT

Business gifts and entertainment are meant to create goodwill and sound working relationships and not to gain improper advantage with current or potential suppliers, vendors or partners or facilitate approvals from government officials. The exchange, as a normal business courtesy, of meals or entertainment (such as tickets to a game or the theatre or a round of golf) is a common and acceptable practice as long as it is not extravagant. Unless express permission is received from a supervisor, the Compliance Officer or the Audit Committee, gifts and entertainment cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not excessive in value. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Employees should not accept gifts or entertainment that may reasonably be deemed to affect their judgment or actions in the performance of their duties.

Under some statutes, such as the U.S. Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.

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INSIDER TRADING OR TIPPING

Directors, officers and employees who are aware of material, non-public information from or about the Company (an “insider”), are not permitted, directly or through family members or other persons or entities, to:

•	buy or sell securities (or derivatives relating to such securities) of the Company, or

•	pass on, tip or disclose material, nonpublic information to others outside the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline, up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip, or criminal actions, resulting in fines and jail time.

Examples of information that may be considered material, non-public information in some circumstances are:

•	undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;

•	undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;

•	undisclosed major management changes;

•	a substantial contract award or termination that has not been publicly disclosed;

•	a major lawsuit or claim that has not been publicly disclosed;

•	the gain or loss of a significant customer or supplier that has not been publicly disclosed;

•	an undisclosed filing of a bankruptcy petition by the Company;

•	information that is considered confidential; and

•	any other undisclosed information that could affect our stock price.

The same policy also applies to securities issued by another company if you have acquired material, nonpublic information relating to such company in the course of your employment or affiliation with the Company.

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When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to absorb the information.

We have adopted a separate Insider Trading Policy with which you will be expected to comply as a condition of your employment with the Company. In addition, we have adopted a Pre-Clearance Policy that applies to our officers, directors and other employees. You should consult our Insider Trading Policy and, if applicable, our Pre-Clearance Policy, for more specific information on the definition of “inside” information and on buying and selling our securities or securities of companies with which we do business.

INTELLECTUAL PROPERTY: PATENTS, COPYRIGHTS AND TRADEMARKS

Except as otherwise agreed to in writing between the Company and an officer or employee, all intellectual property you conceive or develop during the course of your employment shall be the sole property of the Company. The term intellectual property includes any invention, discovery, concept, idea, or writing whether protectable or not by any United States or foreign copyright, trademark, patent, or common law including, but not limited to, designs, materials, compositions of matter, machines, processes, improvements, data, computer software, writings, formula, techniques, know-how, methods, as well as improvements thereof or know-how related thereto concerning any past, present, or prospective activities of the Company. Officers and employees must promptly disclose in writing to the Company any intellectual property developed or conceived either solely or with others during the course of your employment and must render any and all aid and assistance, at our expense, to secure the appropriate patent, copyright, or trademark protection for such intellectual property.

Copyright laws may protect items posted on a website. Unless a website grants permission to download the Internet content you generally only have the legal right to view the content. If you do not have permission to download and distribute specific website content you should contact your supervisor or our CEO, who may refer you to our legal counsel.

If you are unclear as to the application of this Intellectual Property Policy or if questions arise, please consult with your supervisor or our CEO, who may refer you to our legal counsel.

INTERNATIONAL BUSINESS LAWS

Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.

These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

•	U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business with, or traveling to, certain countries subject to sanctions imposed by the U.S. government (currently, Cuba, Iran, North Korea, Sudan and Syria), as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;

•	U.S. Export Controls, which restrict exports from the U.S. and re-exports from other countries of goods, software and technology to many countries, and prohibit transfers of U.S.-origin items to denied persons and entities; and

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If you have a question as to whether an activity is restricted or prohibited, seek assistance before taking any action, including giving any verbal assurances that might be regulated by international laws.

INVESTOR RELATIONS AND PUBLIC AFFAIRS

It is very important that the information disseminated about the Company be both accurate and consistent. For this reason, all matters relating to the Company’s internal and external communications are handled by our CEO and CFO (or, if retained for such purpose, a public relations consultant). Our CEO and CFO (or a public relations consultant retained by the Company) are solely responsible for public communications with stockholders, analysts and other interested members of the financial community. Our CEO and CFO (or a public relations consultant retained by the Company) are also solely responsible for our marketing and advertising activities and communication with employees, the media, local communities and government officials. Our CEO and CFO serve as the Company’s spokesperson in both routine and crisis situations. You may not provide any information to the media about us off the record, for background, confidentially or secretly, including, without limitation, by way of postings on Internet websites, message boards, social media, chat rooms or blogs.

POLITICAL CONTRIBUTIONS

You must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, state, local or foreign laws, rules or regulations. Company contributions or expenditures in connection with election campaigns will be permitted only to the extent allowed by federal, state, local or foreign election laws, rules and regulations.

You are encouraged to participate actively in the political process. We believe that individual participation is a continuing responsibility of those who live in a free country.

PROHIBITED SUBSTANCES

The use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one’s work duties, are prohibited while on Company premises. We also prohibit the possession or use of alcoholic beverages, firearms, weapons or explosives on our property, with the exception of the use of alcohol at Company sponsored events authorized by the CEO or CFO. You are also prohibited from reporting to work while under the influence of alcohol or illegal drugs. We reserve the right to perform pre-employment and random drug testing on employees, as permitted by law.

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RECORD RETENTION

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act. Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years. Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

REPORTING VIOLATIONS OF THIS CODE

You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

Compliance Resources

To facilitate compliance with this Code, we have a Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns related to this Code or any other matters relating to legal or regulatory compliance. The Compliance Officer currently is our Chief Financial Officer. In addition to fielding questions or concerns with respect to potential violations of this Code or any other matters relating to legal or regulatory compliance, the Compliance Officer is responsible for:

•	investigating possible violations of this Code;

•	training new employees in Code policies;

•	conducting annual training sessions to refresh employees’ familiarity with this Code;

•	distributing copies of this Code annually via email to each employee with a reminder that each employee is responsible for reading, understanding and complying with this Code;

•	updating this Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee, to reflect changes in the law, the Company’s operations and in recognized best practices, and to reflect the Company’s experience;

•	overseeing the Company’s compliance program and reporting to the Audit Committee material matters that may arise relating to the Company’s legal and regulatory compliance efforts; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.

An anonymous compliance email address is also available to those who wish to ask questions about the Company’s policy, seek guidance on specific situations, submit concerns regarding questionable accounting or auditing matters or report violations of this Code. The website for you to submit an anonymous email is: nameless@aethlonmedical.com. The email goes to the chair of the Audit Committee of our Board. Whether you identify yourself or remain anonymous, your use of the compliance website will be kept strictly confidential to the extent reasonably possible within the objectives of this Code.

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Clarifying Questions and Concerns; Reporting Possible Violations

Your most immediate resource for any matter related to this Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chief Executive Officer. If a law, rule or regulation is in question, the Chief Executive Officer may refer you to our outside legal counsel.

If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

Supervisors, directors and officers must promptly report any complaints or observations of Code violations to the Compliance Officer. If you believe your supervisor has not taken appropriate action, you should contact the Compliance Officer directly. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with our outside legal counsel and/or the Audit Committee. It is our policy to employ a fair process by which to determine violations of this Code.

With respect to any complaints or observations of Code violations, including, but not limited to, matters that may involve accounting, internal accounting controls and auditing concerns, the Compliance Officer shall promptly inform the chair of the Audit Committee, and the Audit Committee or such other persons as the Audit Committee determines to be appropriate under the circumstances shall be responsible for supervising and overseeing the inquiry and any investigation that is undertaken. In addition, any matters involving accounting, internal accounting controls and auditing concerns shall be routed to both the Compliance Officer and the Audit Committee.

If any investigation indicates that a violation of this Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

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Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline, up to and including termination of employment, and may also result in criminal prosecution. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

WAIVERS

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within five days of the Board’s vote or shall be otherwise disclosed as required by applicable law or the rules of any stock exchange or market on which the Company’s securities are listed for trading. Notices posted on our website shall remain there for a period of 12 months and shall be retained in our files as required by law.

CONCLUSION

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. Before we take an action, we must always ask ourselves:

•	Does it feel right?

•	Is this action ethical in every way?

•	Is this action in compliance with the law?

•	Could my action create an appearance of impropriety?

•	Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it. We cannot expect perfection, but we do expect good faith. If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures. We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.

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